Exhibit 99.1

Saatchi Online, Inc. and Subsidiary

Consolidated Financial Statements

and Independent Auditor’s Report

December 31, 2013

Saatchi Online, Inc. and Subsidiary

Independent Auditor’s Report

To the Board of Directors and Shareholders

Saatchi Online, Inc.

We have audited the accompanying consolidated financial statements of Saatchi Online, Inc. and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of operations, changes in shareholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saatchi Online, Inc. and Subsidiary as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Los Angeles, California

October 24, 2014

Saatchi Online, Inc. and Subsidiary

Consolidated Balance Sheet

As of December 31, 2013

December 31, 2013
Assets
Current assets:
Cash	$5,196,669
Prepaids and other current assets	23,854
Total current assets	5,220,523
Property and equipment, net	256,440
Intangible assets, net	2,559,335
Other long-term assets	38,682
Total assets	$8,074,980

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,459,327
Accrued expenses and other current liabilities	357,314
Deferred revenue	402,202
Total current liabilities	3,218,843
Commitments
Shareholders’ equity:
Preferred stock, liquidation preference of $15,165,015	855
Common stock	479
Additional paid-in capital	15,118,220
Accumulated deficit	(10,263,417)
Total shareholders’ equity	4,856,137
Total liabilities and shareholders’ equity	$8,074,980

See Notes to Consolidated Financial Statements

Saatchi Online, Inc. and Subsidiary

Consolidated Statement of Operations

For the Year Ended December 31, 2013

Year ended December 31, 2013
Revenue:
Service revenue	$1,850,209
Product revenue	605,585
Totals	2,455,794

Operating expenses:
Service costs	1,012,207
Product costs	380,792
Sales and marketing	2,313,926
Product development	1,208,810
General and administrative	3,213,682
Totals	8,129,417

Operating loss	(5,673,623)

Other expense, net	25,062

Loss before income taxes	(5,698,685)

Provision for income taxes	800

Net loss	$(5,699,485)

See Notes to Consolidated Financial Statements

Saatchi Online, Inc. and Subsidiary

Consolidated Statement of Changes in Shareholders’ Equity

Year Ended December 31, 2013

	Preferred Stock				Common Stock		Additional		Total
	Series A		Series B				Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at January 1, 2013	3,024,000	$302	-	$-	4,766,652	$477	$5,048,087	$(4,563,932)	$484,934
Issuance of common stock upon exercise of stock options	-	-	-	-	19,438	2	7,384		7,386

Stock-based compensation expense	-	-	-	-	-	-	44,993	-	44,993
Issuance of Series B preferred stock (net of issuance costs of $106,697)	-	-	5,522,981	553	-	-	10,017,756	-	10,018,309
Net loss	-	-	-	-	-	-	-	(5,699,485)	(5,699,485)
Balance at December 31, 2013	3,024,000	$302	5,522,981	$553	4,786,090	$479	$15,118,220	$(10,263,417)	$4,856,137

See Notes to Consolidated Financial Statements

Saatchi Online, Inc. and Subsidiary

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2013

Year ended December 31, 2013
Operating activities:
Net loss	$(5,699,485)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on disposal of equipment	4,911
Stock-based compensation	44,993
Depreciation and amortization	492,424
Changes in operating assets and liabilities:
Prepaid expenses and other assets	28,967
Accounts payable	2,215,272
Accrued expenses and other current liabilities	290,019
Deferred revenue	355,198
Net cash used in operating activities	(2,267,701)

Investing activities:
Purchase of equipment	(262,825)
Net cash used in investing activities	(262,825)

Financing activities:
Issuance of common stock upon exercise of stock options	7,386
Issuance of Series B preferred stock, net of issuance costs	7,018,307
Net cash provided by financing activities	7,025,693

Net increase in cash and cash equivalents	4,495,167

Cash and cash equivalents, beginning of year	701,502

Cash and cash equivalents, end of year	$5,196,669

Supplemental disclosure of cash flow information:
Income taxes paid	$1,624

Supplemental schedule of noncash investing and financing activities:
Issuance of Series B Preferred Stock in exchange for technology license	$3,000,002

See Notes to Consolidated Financial Statements

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Note 1 - Business and summary of significant accounting policies

Business activity

Saatchi Online, Inc. (“Saatchi Online”) was organized in the state of Delaware as a corporation on December 9, 2009 and operates the website SaatchiArt.com. SaatchiArt.com is an online art gallery that provides a global community of artists an environment in which to exhibit and sell their work, consisting of a wide selection of paintings, drawings, sculpture and photography.

Saatchi Online Europe GmbH (“Saatchi Europe”) is a wholly-owned subsidiary of Saatchi Online (collectively, the “Company”) organized in Germany that employs platform developers for SaatchiArt.com. The Company has determined that the functional currency of Saatchi Europe is the U.S. dollar; therefore, the financial statements of Saatchi Europe have been remeasured into U.S. dollars for consolidation. Remeasurement gains and losses were not considered material for the year ended December 31, 2013.

Principles of consolidation

The accompanying consolidated financial statements of the Company include the accounts of Saatchi Online and Saatchi Europe. All significant intercompany accounts and transactions have been eliminated in consolidation.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the asset or the lease term.

Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-lived assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If an impairment loss exists, the carrying amount of the related long-lived asset is reduced to its estimated fair value. No impairment write-downs were recorded during the year ended December 31, 2013.

Revenue recognition

Service revenue arises from the sale of original art and is reported net of payments paid to the artist. Revenue from services is recognized when the original art is delivered and the return period has expired. Product revenue arises from the sale of prints and is recognized

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

when the prints are delivered and the return period has expired. Payment is typically collected prior to the completion of revenue recognition and recorded as deferred revenue.

Sales tax and duties

Sales taxes and duties are imposed by various jurisdictions on certain of the Company’s sales. The Company collects sales tax and duties from customers and remits the entire amount to the imposing jurisdictions. The Company records the collection and remittance of sales tax and duties on a net basis in service and product costs.

Shipping expenses

The Company recorded shipping billed to customers of $770,791 in service revenues in the accompanying statement of operations for the year ended December 31, 2013. Shipping costs of $776,219 were recorded in service and product costs for the year ended December 31, 2013.

Advertising and promotional expenses

Advertising and promotion costs are expensed as incurred. Advertising and promotion expense for the year ended December 31, 2013 were $2,091,499.

Stock-based compensation

The Company measures and recognizes compensation expense for all stock-based payment awards based on the grant date fair values of the awards. For stock option awards to employees with service and/or performance based vesting conditions the fair value is estimated using the Black-Scholes-Merton option pricing model. The value of an award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of operations. The Company elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. Stock-based compensation expenses are classified in the consolidated statement of operations based on the department to which the related employee reports. The Company’s stock-based awards are comprised entirely of stock options granted to employees.

The Black-Scholes-Merton option pricing model requires management to make assumptions and to apply judgment in determining the fair value of our awards. The most significant assumptions and judgments include the expected volatility, expected term of the award and estimated forfeiture rates.

The expected volatility of the awards is estimated based on the historical volatility of selected public companies within the online retail and marketplace industry that are comparable to the Company’s line of business. From the Company’s inception through December 31, 2013, the weighted average expected life of options was calculated using the simplified method as prescribed under guidance by the SEC. This decision was based on the lack of relevant historical data due to our limited experience and the lack of an active market for our common stock. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury notes with terms approximately equal to the expected

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

life of the option. The expected dividend rate is zero as the Company currently has no history or expectation of paying cash dividends on its common stock. The forfeiture rate is established based on applicable historical forfeiture patterns adjusted for any expected changes in future periods.

Income taxes

Income taxes are recognized for the amount of taxes payable or refundable for the current year, and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

The Company has no unrecognized tax benefits at December 31, 2013. The Company’s Federal and state tax returns are open for audit for the years ended December 31, 2011 and after and for the years ended December 31, 2010 and after, respectively. Management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. When necessary, the Company recognizes interest and penalties associated with tax matters as part of general and administrative expenses.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events

The Company has evaluated the impact of subsequent events through October 24, 2014, the date the financial statements were available to be issued.

Note 2 - Business and credit concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. Cash exceeding Federally insured limits totals approximately $4,565,000 at December 31, 2013.

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Note 3 - Property and equipment

Property and equipment at December 31, 2013 consist of the following:

Computer and other related equipment	$104,840
Furniture and fixtures	116,313
Leasehold improvements	88,350
309,503
Less accumulated depreciation	(53,063)
$256,440

For the year ended December 31, 2013, depreciation expense was $34,424.

Note 4 - Intangible assets

Intangible assets at December 31, 2013 consist of the following:

	Useful Life	Gross Carrying Amounts	Accumulated Amortization	Net Carrying Amount
Technology	5	$3,000,002	$(450,000)	$2,550,002
Trade name	5	40,000	(30,667)	9,333
		$3,040,002	$(480,667)	$2,559,335

For the year ended December 31, 2013, amortization expense was $458,000. Estimated amortization expense for the next five succeeding years is as follows:

Year Ending December 31,
2014	$608,000
2015	601,333
2016	600,000
2017	600,000
2018	150,002
Total	$2,559,335

Note 5 – Commitments

The Company leased its headquarters under the terms of a non-cancelable operating lease agreement that was scheduled to expire in February 2015. Total rent expense under the lease for the year ended December 31, 2013 was $18,000. As of December 13, 2013, minimum future lease payments under this operating lease were $216,000 for year ending December 31, 2014 and $36,000 for the year ending December 31, 2015. The Company terminated this lease effective as of September 30, 2014, and no further amounts are due under the lease subsequent to such date.

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Note 6 - Equity

Preferred Stock

The Company is authorized to issue 8,824,000 shares of preferred stock. The preferred stock may be issued in distinct series, of which there were two authorized as of December 31, 2013: Series A preferred stock, 3,024,000 shares, all of which are issued and outstanding at December 31, 2013; and Series B preferred stock, 5,800,000 shares, of which 5,522,981 are issued and outstanding at December 31, 2013.

On March 1, 2010, the Company issued 3,024,000 shares of $0.0001 par value Series A preferred stock for $1.66667 per share for cash proceeds of $4.9 million, net of issuance costs.

The Company issued Series B preferred stock on April 2, 2013, May 17, 2013, September 27, 2013 and December 23, 2013. In aggregate, the Company issued 5,522,981 shares of $0.0001 par value Series B preferred for $1.83325 per share for cash proceeds of $7.018 million, net of issuance costs, and a technology license with a fair market value of $3.0 million.

The following is a summary of the rights and preferences of the classes of preferred stock as of December 31, 2013:

Dividends – Preferred stock holders are entitled to receive dividends on a pari passu basis in regards to each series of preferred stock, and out of any assets legally available, when and if declared by the board of directors in an amount equal to 8% to their respective original issue price per share. The dividends are not cumulative and are paid when and if declared by the board of directors. If, after dividends in the full preferential amount have been paid or set apart for payment in any calendar year, the board of directors declares additional dividends out of funds legally available in that calendar year, then such additional dividends will be declared pro rata on the common stock and each series of preferred stock, as converted, on a pari passu basis according to the number of shares of common stock held by such holders.

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Liquidation preferences – In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event, before any payment is made to the holders of common stock, preferred stock holders are entitled to be paid out of the funds and assets available for distribution to it stockholders, on a pari passu basis in regards to each series of preferred stock, an amount per share equal to the greater of (1) the original issue price for each respective series of preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution, winding up or deemed liquidation event, the funds and assets available for distribution to the stockholders of the Company are insufficient to pay the holders of shares of preferred stock the full amounts, the holders of shares of preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of each series of preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The remaining funds and assets available for distribution to the stockholders will be distributed among the holders of share of common stock on a pro rata basis.

Conversion rights – Each share of a series of preferred stock shall be convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, on a one-to-one basis, subject to adjustment for stock splits, dilutive issuances and similar events.

Voting rights - The holders of common stock and each series of preferred stock vote together as a single class and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of each series of preferred stock held by such holder could be converted as of the record date for determining stockholders entitled to vote on such matter. The holders of shares of preferred stock shall be entitled to vote on all matters on which the common stock shall be entitled to vote. In addition, certain actions, such as adverse changes to the rights, preferences or privileges of a series of preferred stock, may require the consent of holders of a specified percentage of shares of such series.

Common Stock

On March 1, 2010, the Company issued 6,000,000 shares to its founders of $0.0001 par value common stock at $0.01 in exchange for an Intellectual Property license and Technology licenses with a fair market value of $60,000. During 2011 and 2012, the Company redeemed and cancelled 1,233,348 of the common shares at par value. At December 31, 2013, the Company is authorized to issue 15,824,000 shares of common stock, of which 4,786,090 are issued and outstanding.

Note 7 - Stock-based compensation

Under the Company’s 2010 Incentive Award Plan (“2010 Plan”), the administrator of the plans, which is the compensation committee of the board of directors, may grant up to 1,733,336 stock options to employees, officers, non-employee directors, and consultants, and such options or awards may be designated as incentive or non-qualified at the discretion of the administrator.

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Under the Company’s 2013 Incentive Award Plan (“2013 Plan”), the administrator of the plans, which is the compensation committee of the board of directors, may grant up to 2,008,562 stock options to employees, officers, non-employee directors, and consultants, and such options or awards may be designated as incentive or non-qualified at the discretion of the administrator. The shares include 1,235,412 shares plus up to 773,150 shares subject to outstanding options under the 2010 Plan.

Generally, stock option grants under both incentive award plans have 10-year terms and employee stock options vest 1/4th on the anniversary of the vesting commencement date and 1/48th monthly thereafter, over a 4-year period.

At December 31, 2013, unrecognized compensation expense related to nonvested awards totaled $252,099. The weighted average period over which this remaining compensation cost will be recognized is 3.37 years.

The assumptions used and the calculated fair value of options for the year ended December 31, 2013 are as follows:

Expected dividend yield	-
Risk-free interest rate	2.12%
Expected life in years	7
Expected volatility	60%
Weighted average fair value of options granted	$0.35

Stock option activity is as follows:

	Number of options outstanding	Weighted average price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Outstanding at December 31, 2012	814,400	$0.19	7.7	$319,134
Options granted	766,999	$0.58
Options exercised	(19,438)	$0.38
Options forfeited	(306,937)	$0.18
Outstanding at December 31, 2013	1,225,024	$0.43	9.0	$192,399
Exercisable at December 31, 2013	376,502	$0.19	7.7	$147,872
Vested and expected to vest at December 31, 2013	1,225,024	$0.43	9.0	$192,399

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Stock-based compensation expense for the year ended December 31, 2013 was $44,993, which is included in the statement of operations as follows:

Service costs	$344
Sales and marketing	1,230
Product development	10,693
General and administrative	32,726
Total	$44,993

Note 8 - Income taxes

The provision for income taxes represents minimum state tax and income tax and is $800 for the year ended December 31, 2013 as the deferred tax benefit resulting from the pretax net loss was offset by an increase of the deferred tax valuation allowance.

Reconciliation of the provision for income taxes computed at the U.S. Federal statutory income tax rate to the reported provision is:

U.S. Federal statutory income tax	(34.00)%
State, net of Federal benefit	(5.83)
Permanent differences	0.37
Change in valuation allowance	39.47
0.01%

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

Components of deferred tax assets (liabilities) at December 31, 2013 are as follows:

Deferred tax assets - non-current:
Amortizable intangibles	$145,008
Stock-based compensation	13,072
Net operating loss carryforwards	4,161,092

Total deferred tax assets	4,319,172

Deferred tax liabilities - non-current:
Property and equipment	(40,860)
Deferred state taxes - Federal benefit	(282,512)

Total deferred tax liabilities	(323,372)

Valuation allowance	(3,995,800)

Net deferred tax assets	$-

As of December 31, 2013, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $9,889,000 and $9,035,000, respectively, which expire between 2030 and 2033. Generally, these can be carried forward and applied against future taxable income.  As result of various ownership changes, the utilization of the Company’s net operating loss carry forwards may be subject to limitation by the change in control provisions of Section 382 of the Internal Revenue Code. The Company has not yet performed an analysis of such limitations.

In accordance with FASB ASC 740, Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated its ability to realize the deferred tax assets on its balance sheet and has established a valuation allowance in the amount of $3,995,800 at December 31, 2013, an increase of approximately $2,250,000 from December 31, 2012.

Note 9 - Related party transactions

During the year ended December 31, 2013, the Company was charged $1,524,604 for services provided by a shareholder. At December 31, 2013, the Company had accounts payable totaling $575,515 to this shareholder.

Note 10 - Subsequent events

In January 2014, the Company issued 204,555 shares of $0.0001 par value Series B preferred stock for $1.83325 per share for cash proceeds of $375,000.

Saatchi Online, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2013

On August 8, 2014, Demand Media, Inc. (“Demand Media”) acquired all of the outstanding stock of the Company (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of August 8, 2014. After giving effect to working capital adjustments as of the closing date, the purchase price consisted of approximately $4.8 million in cash and 1,049,959 shares of Demand Media common stock, valued at  approximately $10.3 million based on Demand Media’s stock price on the closing date of the Merger. A portion of the cash purchase price equal to $1.7 million was placed into escrow and can be applied by Demand Media towards satisfaction of post-closing indemnification obligations of the former stockholders of Saatchi Online and/or post-closing adjustments to the purchase price. Any remaining portion of the escrow amount that is not subject to then-pending claims will be paid to the former stockholders of Saatchi Online on the one-year anniversary of the closing of the Merger.